EXHIBIT 99.1

PREPARED REMARKS FOR CHARMING SHOPPES, INC.
THIRD QUARTER FISCAL 2009 EARNINGS CONFERENCE CALL
Tuesday, November 25, 2008

Thank you everyone for joining us this morning.  With us today are Alan Rosskamm, Chairman and Interim CEO of Charming Shoppes, Eric Specter, Executive Vice President and Chief Financial Officer and Brian Woolf, President of our Lane Bryant retail brand.

Today’s discussion contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning appointments of executives, the Company's operations, performance, financial condition, and the Company’s plans relating to cost reductions, store closings and merchandise strategy. Such forward- looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from those indicated.  Such risks and uncertainties may include, but are not limited to: the failure to find a suitable permanent replacement for the Company's former Chief Executive Officer within a reasonable time period, the failure to consummate our identified strategic solution for our other non-core assets, the failure to effectively implement our planned consolidation,  cost and capital budget reduction plans and store closing plans, the failure to implement the Company's business plan for increased profitability and growth in the Company's retail stores and direct-to-consumer segments, the failure to effectively implement the Company's plans for a new organizational structure and enhancements in the Company's merchandise and marketing, the failure to effectively implement the Company’s plans for the transformation of its brands to a vertical specialty store model, the failure to achieve increased profitability through the adoption by the Company’s brands of a vertical specialty store model, the failure to achieve improvement in the Company's competitive position, the failure to continue receiving financing at an affordable cost through the availability of our credit card securitization facilities and through the availability of credit we receive from our suppliers and their agents, the failure to maintain efficient and uninterrupted order-taking and fulfillment in our direct-to-consumer business, changes in or miscalculation of fashion trends, extreme or unseasonable weather conditions, economic downturns, escalation of energy costs, a weakness in overall consumer demand, the failure to find suitable store locations, increases in wage rates, the ability to hire and train associates, trade and security restrictions and political or financial instability in countries where goods are manufactured, the interruption of merchandise flow from the Company's centralized distribution facilities, competitive pressures, and the adverse effects of natural disasters, war, acts of terrorism or threats of either, or other armed conflict, on the United States and international economies. These, and other risks and uncertainties, are detailed in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the fiscal year ended February 2, 2008, our Quarterly Reports on Form 10-Q and other Company filings with the Securities and Exchange Commission. Charming Shoppes assumes no duty to update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

At this time, Alan Rosskamm, our Chairman of the Board and Interim CEO, would like to share his remarks about our business, our financial condition, and the initiatives we have today announced.  Alan?

Alan Rosskamm, Chairman of the Board and Interim Chief Executive Officer
Good morning.  Given our disappointing stock price and the many questions we’ve been getting about our liquidity and financial strength, we will attempt to address those concerns directly this morning.  I will briefly review our quarterly results, then comment on our liquidity and cash position, and then discuss a number of the initiatives underway at Charming that we feel will not only enhance our cash flows, but will also provide the focus to build an exciting and successful future based on our unique position as the nation’s largest specialty retailer serving the plus size women’s apparel market.  Then Eric Specter, our CFO, will follow with a sensitivity analysis on our liquidity under various assumptions for next year and will address questions that have been raised regarding our various debt instruments.  Finally, Brian Woolf, the President of our flagship Lane Bryant division, will provide a glimpse of the exciting forward focused work actually underway at our brands.  Although we will do our best to anticipate some of your concerns in our prepared remarks, we will then open the call for your questions.

Our third quarter results were better than our early October guidance, helped by improved sales and margins during October.  October’s sales trends improved significantly, with a 4% negative comp, following a very difficult September comp of negative 15%. The stronger October sales helped us get to a negative 9% comp for the quarter, as opposed to the double digit decline we had projected.

Driven by our commitment to achieve clean inventories by the end of the year, we accelerated aggressive markdowns early in the fall season, particularly at our Fashion

Bug brand.  These price reductions helped drive sales, but negatively impacted our gross margin for the quarter.  As a result of the actions taken during the third quarter, we are now in a much cleaner inventory position.

There has been a lot of press lately about consumer credit.  We are pleased to report that the performance of our Credit operations was favorable to plan, and contributed more than $11 million to our results for the quarter and $32 million, year to date.  Although charge offs and delinquencies have shown a moderate deterioration, they are performing within plan. The net excess spreads on the program, which is interest and fee income less servicing fees and credit losses, have performed favorably to plan, as a result of lower operating costs and higher fee income.  Unlike general purpose cards with balances of several thousand dollars, our credit cards are only usable at our brands, with average balances of approximately $300.

I am keenly aware that liquidity is an important subject in this environment.  Our strong liquidity position at the end of the third quarter includes $74 million in cash, cash equivalents and available for sale securities, an increase compared to $63 million a year ago.  Our ability to generate cash in this very difficult climate comes from our aggressive efforts to liquidate inventory, significant reductions in capital spending, realized cost savings from previously announced initiatives, as well as the sale of the non-core misses apparel catalogs.

We ended the quarter with no borrowings on our revolving credit facility, despite the fact that we are in our typical period of peak seasonal borrowing. This facility is in place through July 2010, and as of November 1, 2008, the available borrowing capacity on this facility was $255 million, which is a source of liquidity above and beyond our substantial cash balances.

Looking ahead, we expect to generate positive free cash flow during our fiscal fourth quarter, ending the year with cash, cash equivalents and available for sale securities of approximately $90 to $100 million, a solid increase from last year’s year-end balance of $75 million. This projection assumes comparable store sales declines in the low double digits, as well as continued strict management of capital spending, expenses, and inventory.  We expect to end this fiscal year with decreases in inventories, on a same store basis, of approximately 13%.

Today we announced a restructuring plan, which when combined with cost reductions and store closings already initiated is expected to generate at least $75 million in cost savings in the next fiscal year.  We are working with a leading management consulting firm, A.T. Kearney, to assist us in our restructuring and cost reduction efforts. Reinforcing the steps taken to simplify our business and focus on our core brands, we are reviewing all major cost areas in our company – including corporate and brand overhead, non-merchandise expense, supply chain and store operations.  Our goals are to optimize our cash flow and operational efficiency, with a targeted total expense savings goal over the next two years of $100 to $125 million.

As part of our commitment to eliminate distractions and divest non-core assets, we have decided to discontinue the operation of the Lane Bryant Woman catalog. Given the very weak economic climate and escalating catalog operating costs, the Lane Bryant Woman catalog is projected to lose approximately $10 million this fiscal year.  By exiting this business, we will not only avoid additional losses next year, but we expect to generate cash as we liquidate its inventory.  We have booked an expense of $5.4 million in the third quarter for the write-down of inventory and severance costs.  The Lane Bryant Woman catalog and the Lane Bryant retail stores target very different customers and offer very different products, both in terms of fashion and price points.  As we focus increasingly on our core brands, it is crucial that the Lane Bryant customer be engaged with only one Lane Bryant brand.  As a result, we have chosen not to re-license the catalog naming rights, as this would perpetuate the confusion in the brand identity, and we intend to maintain full control of the Lane Bryant brand.  Today’s announced closing of the Lane Bryant Woman catalog follows our successful sale of the Crosstown Traders misses catalogs and our announcement that we also are exploring the sale of our Figi’s food and gift catalog.  These steps will enable us to focus all of our direct to consumer efforts on our core brands, and particularly on their e-commerce businesses, which have great potential to generate profitable incremental sales in the near term.

This morning, we announced that we would be closing approximately 100 additional stores during fiscal year 2010.  During the current fiscal year, we have been successful in achieving significant occupancy cost reductions through renegotiations of leases with our landlords.  Our continuing review of our retail store portfolio is expected to include opportunities for further occupancy cost reductions.

Today’s announcement is in addition to the 150 locations which we announced earlier last February for closing in this fiscal year.  At this time, approximately 100 of those 150 closings have been completed, with the remainder to be closed by January 31, 2009.

Beyond the actions we are taking to simplify our business and manage for cash in this difficult economy, we believe we have additional business improvement opportunities unique to Charming Shoppes. In general, we have lacked clear, consistent brand positioning at our three core brands, we have relied too heavily on the market to dictate our fashion image, rather than creating our own specific fashion point of view, and our assortments have been too broad.  It is well within our control to improve our merchandising strategy.

We’ve brought in three highly qualified and seasoned executives to lead our core retail brands – Brian Woolf at Lane Bryant, Jay Levitt at Fashion Bug, and Carol Williams at Catherines.  They have all created a new sense of urgency at their brands, have fully engaged their teams, and all of them have put together turnaround plans for their businesses.

Together, we have agreed that the Company must refine its merchandise procurement process by creating a vertical specialty store model.  This is the model that most successful specialty retailers employ, and although we have had a direct sourcing organization for over 20 years, we have limited our direct imports to basics, not fashion.  As a result, we currently direct source only 40% of our stores’ assortments.

Kurt Salmon Associates is helping us with this transformation.  We possess a unique women’s plus-size apparel platform, and as specialists and experts in plus apparel, we want to design and develop compelling fashion assortments specifically for our core customers.

Through our new vertical merchandising model, we expect to significantly reduce lead times, offer better value for our customers, and improve gross margins.  We expect to achieve initial benefits in next year’s Fall season and major improvements by Spring 2010.

To summarize, we feel we are playing strong defense in this brutal retail environment and managing for cash by divesting non-core assets, controlling inventories, reducing capital spending, closing non-productive stores and aggressively cutting costs.  At the same time, I believe we have upside that others may not have by playing offense through our intense focus on our three core brands.  Through the leadership of our seasoned and empowered brand Presidents, augmented by newly hired product design executives, we feel we will be able to serve the needs of the plus size women’s apparel customer better than the general merchants who currently occupy the largest share of this market.

Brian Woolf, President, Lane Bryant
I’m very pleased to join the call today and provide our shareholders with my thoughts and forward plans for our Lane Bryant retail brand.

First and foremost, I view Lane Bryant as a leading, brand with a high degree of brand equity and customer loyalty, and with all of the ingredients for growth in the long term.

However, changes in the business over the last few years have resulted in a product assortment that is far too basic, with a marketing strategy that is too promotional and lacks a fashion focus.  Our target customer, at 35-55 years old, is right, but we have been serving her from the wrong vantage point. We have a core customer that is interested in fashion, wants to look great and is willing to spend, provided we give her the right value proposition.

I believe we have both short term and long term opportunities to favorably impact our results.  At this moment, we have made a number of changes in our processes, with more to come, and are on a clear path to reinvent the brand.  Our plans are to focus on more compelling fashion, while improving product execution, and communicating our fashion leadership to our customer through marketing that provides a higher level of creative aesthetic and more focus on fashion.

While we pursue our reinvention, we are taking rapid steps to manage through a very difficult retail and economic climate.  In many cases, the tactics for both a good defense and a good offense are the same, including an aggressive approach to inventory and expense management.

We experienced improved gross margins for our Lane Bryant business during the third quarter. We were able to achieve this by reducing seasonal inventories by more than 30% compared to last year, which resulted in faster turns and a much cleaner store.  At any point in time, a very high percentage of goods in the store are new deliveries.  Our lower inventory density also improves our store presentation by allowing our fashion point of view and our key outfits to stand out.

Over the next several months, our assortments will be transitioning from the key-item model to an outfit-driven model, both in the way we buy product and the way we present it in the store.  We have the opportunity to provide a much better balance of product categories, and have planned a greater focus on wear to work, accessories and dresses, all with improved fashion messages.  At the same time, we are planning tighter inventories to include minimal back stock, so we have the ability to chase the right trends, and improve turns, average dollar sales, and gross margins.

We hold a huge competitive advantage in our Cacique intimate apparel business, but we are lacking in consumer awareness of our superior offerings in all of the important areas:  fashion, comfort and size availability.

Our marketing team is hard at work, and we have already made important changes in how we communicate our fashion and price/value equation to our customer base.  Our

October and November magalogs have been a big success, with increased pages and product stories, but more importantly, highlighting a classier fashion image.

We have, in the past, operated with an excessive amount of in-store POS promotions as a price reduction strategy.  Moving forward, timely hard marks will replace the need for the majority of POS promotions, and will ensure that we keep the store fresh with current fashion.

Our offers to the customer will continue to include our Gift Cheque mailings, which provide a discount only on larger spends and encourage a higher average dollar sale.  Along with our loyalty program, these offers make it mean something to register with us and to be a best customer at Lane Bryant.

In closing, I want to share my vision for the Lane Bryant brand.  We are solidly on a path to reinvent the brand, and regain and expand our market share.  We can do this by focusing on our elevated fashion position, particularly through outfit-driven assortments, and by emphasizing our assortments in wear to work, dresses, accessories and intimate apparel.  Finally, it is critical for us to communicate our superior offerings and value messages to our customer, and highlight our fashion offerings through an improved store presentation and marketing strategy. I have inherited a smart, passionate and committed organization with capable leadership abilities and a strong culture of expense management.  We have inherent brand equity, and a loyal customer base that has a deep desire for us to succeed.